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                                                       Exhibit 10.2

                                BREWING AGREEMENT

THIS AGREEMENT, dated and effective as of May 15th, 2001, by and between ORIGINAL BEVERAGE CORPORATION, (hereinafter referred to as "Reed's"), a Florida corporation located at 28926 Boniface Drive, Malibu, California, and THE LION BREWERY, INC., (hereinafter referred to as "The Lion"), a Pennsylvania corporation, located at 700 N. Pennsylvania Avenue, Wilkes-Barre, Pennsylvania 18705.

                              W I T N E S S E T H :

WHEREAS, The Lion is engaged in the brewing, production and bottling of alcoholic malt and non-alcoholic beverages at its production facility located in Wilkes-Barre, Pennsylvania (hereinafter referred to as "Plant"); and

WHEREAS, Reed's has certain rights to the use of trademarks and tradenames of products known as Reed's Original Ginger Brews, Virgil's Root Beer and China Cola and Cherry Cola (hereinafter referred to as "Products") as more fully set forth on Exhibit "A" hereto; and

WHEREAS, Reed's desires The Lion to brew/produce, bottle, and package the Products on its behalf (as well as other such products as may be added from time to time).

NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants contained herein, the parties hereto intending to be legally bound agree as follows:

      I. PRODUCTION

The Lion shall brew/produce, bottle and package such quantities under the trademark as Reed's may specify from time to time in accordance with Article II hereof.

Reed's grants to The Lion the limited right to use its corporate name solely for purposes of bottling and registration of the Products. This right is limited in duration to the duration of this Agreement or any extension hereof. Reed's agrees to furnish The Lion in writing with the formulations, process descriptions, packaging specifications and related technical information necessary for the fulfillment of this Agreement. This information is considered to be trade secrets of Reed's and shall remain the exclusive property of the Reed's. The Lion agrees to keep the information on such material confidential, and to restrict the disclosure thereof to those of its employees directly and necessarily concerned with the production of the Products. The Lion also agrees that it will not disclose such information to any third parties without the prior written authorization of Reed's.

In order to preserve the value and reputation of the trademark and to assure that the Products will be of highest quality and uniformity, The Lion agrees that it shall:

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Comply with all applicable laws, regulations and ordinances pertaining to the operation of the brewing/producing and packaging facilities.

It shall maintain the Plant in a clean and sanitary condition consistent with "good manufacturing practices".

Grant an authorized person of Reed's the right to be present during any production run of the Products. An authorized person of Reed's shall also have the right, during regular business hours and upon reasonable notice, to inspect the plant where the Products are produced, bottled, packaged and stored; and any property or characteristics of The Lion are deemed confidential and proprietary of The Lion and shall be treated as such and not disclosed or utilized by any authorized person.

The Products shall be manufactured, brewed and packaged in accordance with the written instructions of Reed's.

In order to assure quality control, The Lion shall apply an identification code on each case and bottle indicating date of production.

(e) The Lion shall maintain at all times, in full force and effect for the benefit of Reed's and itself, general liability insurance coverage, applicable to the Products, including broad form vendor's coverage and product liability insurance in an amount not less than Two Million ($2,000,000.00) Dollars. The Lion shall furnish Reed's with a certificate of insurance evidencing that it has such insurance coverage upon the execution of this Agreement and furnish Reed's with evidence of such insurance coverage on an annual basis thereafter.

PRODUCTION SCHEDULING

Reed's shall submit written orders for Products at least four (4) weeks prior to required packaging date. The Lion will package the Products within four (4) weeks of the receipt of such order, assuming all materials are on hand to produce one week before production. This includes the materials that are the responsibility of Reed's to have the same delivered to The Lion. See Exhibit "A" for minimum production run per Product.

(2) All Products shall be loaded and delivered to a public warehouse in Wilkes-Barre, Pennsylvania at the completion of production, with the cost of shipping the products to be borne exclusively by The Lion.

      II. BREWING AND PACKAGING MATERIALS

The Lion shall maintain on hand a sufficient supply of brewing and packaging materials required that are not supplied by Reed's, except flavoring, to manufacture the Products and fill orders. All flavorings are the responsibility of Reed's. Reed's will be responsible for all excess packaging (crowns, basket carriers, labels, corrugated).

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The Lion shall package the Products in particular forms and packages described in Exhibit "B".

      III. PRICE/PAYMENT

(a) Reed's hereby agrees to pay The Lion a fee for all Products ordered by Reed's and processed by The Lion for such price as set forth in Exhibit "B".

(1) All payments for packaging items for Reed's that is paid for by The Lion are to be received within fifteen (15) days.

(2) All payments for Products shall be made within thirty (30) days of receipt of invoice detailing production.

      IV. REPRESENTATION AND WARRANTIES OF REED'S

Reed's represents and warrants to The Lion that no trademark, tradename or design used on the Products and specified by Reed's shall infringe upon the rights of any third party, and Reed's will indemnify and save harmless The Lion from any claims, demands, suit, cause of action or damages, including, but not limited to, counsel fees for violations thereof. Reed's agrees that it will provide The Lion with minimum orders of at least 150,000 cases (of brewed sodas) annually or all of its production requirements in the United States east of the Mississippi River. In the event that Reed's seeks to have its products produced west of the Mississippi, The Lion has the option to meet any competitive offer. As consideration of adjusting the prices for Virgil's and China Cola, it is agreed The Lion will be the sole producer for any soda products Reed's requires or purchases east of the Mississippi. It is mutually agreed by both parties that: It is not the intent of The Lion to terminate this Agreement for just cause except for non-payment and still obligate Reed's for recycled glass as outlined in Paragraph V, Section (b). It is not the intent of Reed's to terminate this Agreement for just cause and not utilize the recycled glass as outlined in Paragraph V, Section (b). In the event of termination by either party without just cause, it is understood that in The Lion's case, Reed's will not be obligated to the recycled glass and in Reeds case, Reed will use and/or pay for the inventory of recycled glass.

      V. TERM

This Agreement shall be for an initial term of two (2) years beginning as of the date of the execution of this Agreement and ending two (2) years from that date. This Agreement shall automatically renew itself for a like term (i.e., two (2) years), unless either party gives to the other at least ninety (90) days written notice prior to the termination date of the initial term of its intention to terminate the Agreement, and the Agreement shall continue to renew itself for like terms unless either party gives ninety (90) days written notice to the other prior to the termination date of any subsequent term of its intention to terminate the Agreement at the end of said term.

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However, should Reed's exercise the termination notice, Reed's will be responsible for recycled glass purchased by The Lion for the production of the Product as stated in letter dated April 14, 1999, which is attached hereto and incorporated into this Agreement. If Agreement is terminated by Reed's, Reed's shall use up the recycled glass inventory (volume as outlined below) in their normal course of business, and not move production until recycled glass is depleted or, at Reed's option, pay for the remaining inventory. Reed's agrees that it will be responsible for the cost of at least eight (8) months of recycled glass (Beck's) inventory. The cost of recycled glass bottles as of January 1, 2001 is $1.05/case, as is. The volume of glass will be determined by the average case sales per month for the past calendar year, but in no event less than 200,000 cases or whatever the actual inventory is at such time, which ever is lesser.

      VI. TERMINATION

(a) Termination by Reed's

In the event the Lion shall fail to perform any of its obligations under this Agreement and such failure is not corrected within thirty (30) days after date of written notice to The Lion specifying the nature of such failure, this Agreement shall terminate.

(b) Termination by The Lion

In the event Reed's shall fail to perform any of its obligations under this Agreement, The Lion may notify Reed's in writing of such determination, whereupon Reed's shall have thirty (30) days within which to remedy the failure. If Reed's refuses to or fails to remedy the failure, The Lion may give further notice to Reed's terminating this Agreement effective as of the date of receipt of such further notice. This provision shall not relate to the obligations of Reed's as regard to the provisions for payment.

(c) Events Following Upon Termination

Upon termination: The Lion will immediately cease all production. All obligations of either party shall be adjusted up to and including the date of termination; provided, however, that upon termination, Reed's shall purchase at the applicable Purchase Price, all Products and all packaging which comply with the specifications and which are in storage or in process at the Plant or any bonded warehouse. The Lion will return all unused packaging materials that Reed's had purchased for production use. Reed's shall purchase at cost any unused packaging materials The Lion had purchased specifically for production of Reed's Products. The Lion shall return all equipment owned by Reed's and all confidential materials that are the property of Reed's.

(d) Miscellaneous

It is agreed by and between the parties that The Lion shall act as an independent contractor in the performance of its duties and obligations set forth herein and shall not, under any circumstances, be considered an agent for Reed's. The relationship between

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the parties is solely that set forth in this Agreement and no representations or warranties shall be made by either party to any third person or party to the contrary. The Lion shall use its best efforts to cause production of the Products to be completed in a timely fashion as soon after receipt of Reed's order as is reasonably practical, delays, incident to riots, sabotage, fire, floods, differences with workmen, insurrections, acts of God, wars, governmental acts, difficulties with contractors or suppliers, or other force majeure excepted. During such periods, Reed's has the right to have its Products brewed/produced at another facility.

No waiver by either party of a breach of the obligations, agreements or covenants herein set forth shall be a waiver of any subsequent breach or any other obligation, agreement or covenant, nor shall any forbearance by any party to seek a remedy for any breach by the other be a waiver by such party of its rights and remedies with respect to that or any other breach.

Any dispute, difference, or controversy arising in connection with this Agreement shall be determined by arbitration in Wilkes-Barre, Pennsylvania, in accordance with the rules for commercial arbitration of the American Arbitration Association. The determination of the arbitrators shall be final, conclusive, and binding upon the parties hereto, and judgement thereon may be entered in any court having jurisdiction thereof. It is agreed by the parties that this Agreement shall be maintained pending completion of arbitration, unless otherwise agreed to in writing, for any reason other than termination due to non-payment.

This Agreement may not be amended except by an instrument in writing signed by the parties.

(6) This Agreement constitutes a single integrated, written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof. No other covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement except as noted above.

(7) In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

ATTEST:                                 Original Beverage Corporation

____________________                    By: /s/ Christopher Reed
Secretary

ATTEST:                                 THE LION BREWERY, INC.

____________________                    By: /s/ Charles E. Lawson
Secretary                                       Charles E. Lawson, President